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                                                             <c
                                                             >
Federated International
High Income  Fund
Class B Shares
                                     Yield = 2{( $15,674.00  -  $2,158.39   )+1)^6-1}=


Computation of SEC Yield                         173,640     *( $10.12      -          0.00000)
As of:  Nov 30, 1996
                                                 SEC Yield =    9.41%



Dividend and/or Interest
Inc for the 30 days      $15,674.00
ended

Net Expenses for         $2,158.39
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends     173,640

Maximum offering price   $10.12
per share as of 11/30/96
Undistributed net income 0.00000




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